ADDENDUM TO AGREEMENT
DATED JUNE 1, 2000, BY AND BETWEEN
HISPANIC TELEVISION NETWORK, INC., MICHAEL G. FLETCHER,
ROBERT P. GETZ, AND NATHAN FLETCHER
("Agreement")

RECITALS

          WHEREAS, Section 1.(a.) of the Agreement provides that HTVN will cause to be issued and delivered to Fletcher 15,000 unrestricted shares of the common stock of HTVN and will cause to be issued and delivered to Getz 15,000 unrestricted shares of the common stock of HTVN; and

          WHEREAS, rather than issuing 30,000 additional unrestricted shares of its common stock, HTVN desires that Frederick F. Hoelke sell respectively to Fletcher and Getz 15,000 unrestricted shares of the common stock of HTVN and that in consideration therefor, Hoelke will receive thirty percent of the common stock of TVI and MGB that otherwise would have been sold to HTVN under the terms of the Agreement; and

          WHEREAS, Fletcher and Getz are agreeable to receiving a portion of the consideration under the Agreement from Hoelke rather than from HTVN and are agreeable to paying a portion of the consideration to Hoelke rather than to HTVN;

          NOW THEREFORE, the Parties to the Agreement and Hoelke, in consideration for the mutual promises and covenants made herein, agree as follows:

          1.     Stock Powers: The Parties to the Agreement and Hoelke agree that the Stock Powers previously issued by Fletcher and Getz to HTVN are of no further force and effect. Fletcher and Getz agree to issue and deliver new stock powers respectively to HTVN and Hoelke, the forms of which are attached hereto as exhibits A through H, which stock powers shall evidence that Fletcher has sold, assigned and transferred to HTVN 35,000 shares of the common stock of TVI and 70 shares of the common stock of MGB, that Getz has sold, assigned and transferred to HTVN 35,000 shares of the common stock of TVI and 70 shares of the common stock of MGB, that Fletcher has sold assigned and transferred to Hoelke 15,000 shares of the common stock of TVI and 30 shares of the common stock of MGB, and that Getz has sold, assigned, and transferred to Hoelke 15,000 shares of the common stock of TVI and 30 shares of the common stock of MGB.

          2.     Hoelke Stock Transfer: Hoelke agrees to sell, assign and transfer respectively to Fletcher and Getz 15,000 unrestricted shares of the common stock of HTVN through his broker, Salomon, Smith, Barney. Hoelke represents and warrants that the 30,000 shares are owned by Hoelke free and clear of all encumbrances and that Hoelke has the authority without the joinder of any other party to sell, assign and transfer such shares to Fletcher and Getz. Hoelke has executed and delivered the stock powers attached hereto as Exhibits "I" and "J."

          3.     In all other respects the Agreement remains in full force and effect. All abbreviations used in this Addendum are defined in the Agreement.

          Executed as of the 26th day of June, 2000.

Hispanic Television Network, Inc.

/s/ Franklin Byrd __________________________________ By: Franklin Byrd, Chief Financial Officer

/s/ Frederick F. Hoelke __________________________________ Frederick F. Hoelke

/s/ Michael G. Fletcher __________________________________ Michael G. Fletcher

/s/ Robert P. Getz _________________________________ Robert P. Getz

/s/ Nathan Fletcher _________________________________ Nathan Fletcher